FOR IMMEDIATE RELEASE

Norfolk Southern reports fourth-quarter and full-year 2016 results
Achieves record operating ratio of 68.9 percent for the year

NORFOLK, Va., Jan. 25, 2017 – Norfolk Southern Corporation (NYSE: NSC) today reported fourth-quarter and 2016 financial results.

Net income for the quarter was $416 million, a 15 percent increase compared with $361 million during the same period of 2015. Diluted earnings per share were $1.42, up 18 percent compared with $1.20 diluted earnings per share in the fourth quarter last year. Norfolk Southern announced Tuesday that it increased its quarterly dividend to $0.61 per share, reflecting a 2 cent, or 3  percent, increase over the previous quarter’s dividend.

For 2016, net income was $1.7 billion, up 7 percent compared with $1.6 billion in 2015. Diluted earnings per share increased 10 percent to $5.62 compared with $5.10 per diluted share in the prior year. Results for 2015 included restructuring expenses that reduced fourth-quarter 2015 net income by $31 million, or $0.10 per diluted share, and lowered 2015 net income by $58 million, or $0.19 per diluted share for the full year.

“2016 was a pivotal year as Norfolk Southern began implementing its new Strategic Plan. We delivered $250 million of productivity savings and recorded our best ever operating ratio, notwithstanding challenging business conditions,” said James A. Squires, Norfolk Southern chairman, president and CEO. “With the dedication and support of Norfolk Southern’s talented employees, we improved service for customers while positioning the company for further growth in 2017 and beyond. We are poised to continue building on our success and deliver an additional $100 million of productivity savings in 2017 on the way to our goal of $650 million of annual savings by 2020. We remain steadfast in our commitment to delivering superior shareholder value through the execution of our Strategic Plan.”

FOURTH-QUARTER SUMMARY

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Railway operating revenues of $2.5 billion declined 1 percent compared with fourth-quarter 2015, reflecting lower merchandise and coal traffic volume, as well as reduced fuel surcharges. These declines were offset in part by intermodal volume growth that eclipsed the effects of the 2015 Triple Crown restructuring.

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General merchandise revenues were $1.5 billion, 1 percent lower than the same period last year. Volume was 3% lower overall, as growth in steel and agriculture was offset by declines in energy markets, vehicles, and paper and forest products. Norfolk Southern’s five merchandise commodity groups reported the following year-over-year revenue results:

▪	Agriculture: $399 million, up 4 percent

▪	Chemicals: $395 million, down 7 percent

▪	Metals/Construction: $296 million, up 6 percent

▪	Automotive: $237 million, down 5 percent

▪	Paper/Forest: $177 million, down 5 percent

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Intermodal revenues increased to $583 million, a 4 percent gain compared with fourth-quarter 2015. Volumes increased 7 percent, with growth in domestic and international traffic offsetting the Triple Crown restructuring.

•	Coal revenues declined 7 percent to $403 million compared with fourth-quarter 2015. Volume fell 4 percent with an increase in export coal softening the decline in the utility market.

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Railway operating expenses declined $147 million, or 8 percent, to $1.7 billion compared with same period last year due to targeted expense reductions and the absence of last year’s restructuring costs.

•	Income from railway operations was $761 million, an increase of 19 percent compared with fourth-quarter 2015.

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The composite service metric, which measures train performance, terminal operations, and operating plan adherence, was 80 percent, a 200 basis point improvement compared with 78 percent in the same quarter last year.

•	The railway operating ratio, or operating expenses as a percentage of revenues, was 69.4 percent, a 510 basis point improvement compared with 74.5 percent in the fourth quarter of 2015.

2016 SUMMARY

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Railway operating revenues were $9.9 billion, 6 percent lower compared with 2015. The decrease was driven by a 3 percent volume decline due to reductions in energy-related markets and the Triple Crown restructuring, as well as reduced fuel surcharges.

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General merchandise revenues were $6.2 billion, a 2 percent decrease compared with the prior year. Volume declined 2 percent, primarily due to reduced demand in energy markets, and fuel surcharges were lower.

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Intermodal revenues totaled $2.2 billion, 8 percent lower compared with 2015, reflecting the Triple Crown restructuring, as well as reduced fuel surcharges. International and domestic growth more than offset the volume decline from the Triple Crown restructuring.

•	Coal revenues were $1.5 billion, down 18 percent year-over-year. Reduced utility volumes combined with a weak global export market lowered total volume by 16 percent.

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Railway operating expenses declined $813 million, or 11 percent, to $6.8 billion primarily due to targeted expense reduction initiatives, lower fuel expenses, the absence of last year’s restructuring cost, and service improvements.

•	Income from railway operations was $3.1 billion, a 7 percent increase compared with the previous year.

•	The composite service metric was 80 percent, an 800 basis point improvement compared with 72 percent last year.

•	The operating ratio for the year was a record 68.9 percent, a 370 basis point improvement compared with 72.6 percent in the prior year.

For 2017, Norfolk Southern plans to invest $1.9 billion to maintain the safety of its rail network, enhance service, improve operational efficiency, and support growth opportunities, which is consistent with Norfolk Southern’s total capital investment of $1.9 billion in 2016.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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